EXHIBIT 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Wednesday, February 18, 2004

APOGEE APPOINTS WILLIAM F. MARCHIDO CHIEF FINANCIAL OFFICER

MINNEAPOLIS, MN (February 18, 2004) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced that William F. Marchido will join the company February 24 as chief financial officer (CFO).

Marchido, 53, had been CFO at Siemens Dematic, Grand Rapids, Michigan, since 1988. At Siemens Dematic, he was responsible for all financial areas, including IT systems management and productivity improvement programs, for the America’s Material Handling Division and locations in Europe, Singapore, New Zealand and Australia. Siemens Dematic, part of Siemens AG of Germany, is the market leader in conveyor material handling systems in the United States, with sales of more than $1.3 billion within the Americas.

Prior to joining Siemens, he spent nine years at Haven Busch Company, also in Grand Rapids, with the last six years as CFO for the structural steel fabricator and contractor of high-rise commercial buildings and factories. He started his career as assistant controller for Lescoa Inc., a first tier supplier of stampings and injections moldings assemblies to the automotive industry.

“Bill’s expertise in construction financial management controls will be an asset as we strive to improve our earnings predictability while implementing our growth strategies,” said Russell Huffer, Apogee chairman and chief executive officer. “He also has considerable experience in consolidating back-room services across multiple businesses and implementing productivity improvements, which will be invaluable as Apogee realigns its overhead costs to better serve our growth opportunities and improve returns.”

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Add 2

Marchido holds an MBA, with a focus on finance and economics, and a bachelor’s degree in finance and accounting, both from Grand Valley University in Allendale, Michigan. He has completed the Executive Management Program at the University of Michigan, Ann Arbor.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings.

•	Large-scale optical technologies companies develop and produce high technology glass that enhances the visual performance of products for the picture framing, display and imaging industries.

•	Automotive replacement glass and services segment consists of a fabricator of aftermarket foreign and domestic car windshields.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com